NEWS RELEASE

For Immediate Release

Nord Resources Reports 2011 Year-End Results

  Net sales increase to $28.6 million ($19.9 million in 2009). The 2010 amount does not include $7.3 million in realized losses from derivatives due to the de- designation of cash flow hedge accounting effective April 1, 2010
  Loss from operations amounts to $1.8 million ($1.1 million operating income in 2009) primarily due to a one-time charge of $8.6 million resulting from a change in the recovery estimate on existing ore inventory
  Company reports net loss of ($21.2) million for 2010. The loss reflects the effects of previously announced accounting changes with respect to derivatives and implementation at the outset of the third quarter of measures to reduce costs, maximize cash flow, and improve operating efficiencies
  Nord makes 2010 fourth-quarter interest and derivative payments of $1.1 million to its senior lender and additional payments subsequent to year-end of $0.8 million
  Company continues to plan the addition of a new major leaching pad, but is also considering an interim measure to expedite the resumption of mining and processing of new copper ore
  Nord discloses positive results of drilling program and column leach tests on Johnson Camp Mine property

TUCSON, AZ, March 31, 2011 – Nord Resources Corporation (Pink Sheets: NRDS), which is producing copper at its Johnson Camp Mine in Arizona, today announced its financial results for the year ended December 31, 2010. The consolidated financial statements were prepared in accordance with U.S. generally accepted accounting principles and all currency amounts are in U.S. dollars.

“The past year was a challenging one for Nord Resources, but at the same time, we made progress in a number of areas that gives us encouragement for the future of the company,” said Wayne Morrison who, on November 30, 2010, was appointed the company’s Chief Executive Officer while continuing as its Chief Financial Officer.

“We have been able to maintain a constructive relationship with our senior lender, Nedbank Limited, making interest payments on our debt and outstanding derivative liabilities from improved cash flow. We successfully carried out measures to significantly reduce operating expenses and conserve cash. We have carried out additional exploration of the Johnson Camp Mine property with positive results. We have moved forward with our plans to construct a new leaching pad while also developing an alternative plan that could serve as a short-term, cost-effective means of enabling us to resume the mining and processing of new ore. We believe that we also have made progress in obtaining additional financing, although it cannot be certain that we will be successful in this regard,” Mr. Morrison said.

Key factors that affected Nord’s operations and financial results in 2010 include the following:

  In July 2010, Nord implemented a number of measures to reduce its costs, maximize cash flow, and improve its current and future operating efficiencies. These measures included the suspension of mining and crushing new ore and the lay off of 43 people, or approximately one-half of its work force at the mine. Nord continues to produce copper through the leaching of ore previously placed on its three pads and processing the solution through the SX-EW plant at the Johnson Camp Mine. As indicated by the 2010 third and fourth-quarter operating and financial results, copper production continues to gradually decline as expected and will do so until Nord resumes the mining, crushing, and leaching of new ore.

  In 2010, net sales increased to $28.6 million from $19.9 million in 2009. The 2010 net sales do not include the impact of the settlement of copper derivatives that occurred from April 1, 2010 through to the year-end due to the de-designation of the related cash-flow hedges as a result of the company’s inability to make the requisite cash payments upon settlement. Accordingly, realized losses of ($7.3) million were excluded from net copper sales and included in other income (expenses) for 2010. Net sales also were affected by losses of ($1.9) million from the settlement of copper hedges and gains of $0.1 million from the amortization of deferred revenue.

  Total sales of copper in 2010 amounted to 9,081,475 million pounds (1,536,754 pounds in the fourth quarter), compared with 8,091,205 pounds in 2009 (2,820,025 pounds in the fourth quarter). Additionally, during 2009, revenues earned from the sale of 280,728 pounds of copper produced during the testing and development phase of the mine in the amount of $0.7 million (including $0.3 million from the settlement of copper hedges) were excluded from revenues and credited to mine development costs.

  The price of copper in 2009 and 2010 has fluctuated from a low in 2009 of $1.39 per pound to a high in 2010 of $4.41 per pound. The closing spot price on the London Metal Exchange on December 31, 2010 was $4.41 per pound.

  Nord realized an average price of copper sold during 2010 of $3.15 per pound. The average realized price of copper sold during 2010 would have been $2.35 per pound if the copper derivatives would have remained classified as cash-flow hedges. In 2009, the average realized price of copper was $2.46. The average realized price of copper sold would have been $2.43 per pound in 2009 if the net revenues during the testing and development stage were credited to revenues. (Nord achieved commercial production from newly mined ore on April 1, 2009.)

  Loss from operations amounted to ($1.8) million in 2010 (including $7.4 million in abnormal production costs due to the under-utilization of plant capacity and a one- time non-cash $8.6 million charge resulting from a change in metallurgical recovery estimate on copper currently stacked on existing leach pads).

  Nord recorded a net loss for 2010 of ($21.2) million, compared with a net profit in 2009 of $0.4 million. The net loss incurred in 2010 also reflects a decrease in other income (expense) of ($18.6) million primarily resulting from the de-designation of copper hedges and interest rate swaps from cash flow hedges to trading securities ($13.7 million); unrealized gains on copper derivatives classified as trading securities of $5.0 million; realized losses of ($7.3) million on derivatives classified as trading securities in comparison to realized gains of $1.4 million for 2009; and a $1.1 million increase in interest expense resulting from the inclusion of interest for the four quarters of 2010 versus only three quarters in 2009 and the 3% increase in the interest rate spread above LIBOR due to the company’s default status on the facility. Interest incurred during the first quarter of 2009 was capitalized as part of the company’s property and equipment during the development and testing phase of the mine.

  Nord’s production in 2009 and 2010 lagged expectations for the reasons previously disclosed as well as the July 2010 decision to suspend mining and crushing new ore. This shortfall adversely affected the company’s working capital and cash flow causing Nord to be unable to meet some of its debt obligations in 2010.

  As announced on May 14, 2010, the company's senior lender, Nedbank Limited, declined to extend a forbearance agreement regarding the scheduled principal and interest payment due on March 31, 2010 under Nord's $25 million secured term-loan facility.

  The company was unable to make debt service payments due during 2010 to Nedbank under the terms of the amended and restated credit agreement dated March 31, 2009. Nord is in default of its obligations under the credit agreement with Nedbank, and the full amount of the outstanding balance of the principal of $23.3 million must now be included in the company’s current liabilities. Accordingly, Nord has reclassified $9.0 million of long-term debt to current liabilities within its consolidated balance sheet as of December 31, 2010. Given this default, as previously disclosed, Nedbank has full authority to exercise its rights under the credit agreement, including the acceleration of the full amount due thereunder and the institution of foreclosure proceedings against the Johnson Camp Mine. In accordance with the credit agreement, upon missing the principal and interest payments, the interest rate on the outstanding debt and unpaid accrued interest is increased by 3.00% to LIBOR plus 9.06%. The company also was unable to make the required payments that were due to Nedbank between April 6, 2010 and December 31, 2010 under the terms of its Copper Hedge Agreement. As of December 31, 2010, the total amount due to Nedbank as a result of these missed payments is $7.7 million and is included in copper derivatives settlement payable on the consolidated balance sheet.

  In the 2010 fourth quarter, Nord made interest and copper derivative payments to Nedbank totaling $1.1 million; subsequent to the year-end, the company made additional payments to Nedbank totaling $0.8 million.

Additional Financial Highlights

During 2010, Nord incurred $26.5 million (including $7.4 million in abnormal production costs due to the under-utilization of plant capacity and an $8.6 million charge resulting from a change in the metallurgical recovery estimate on copper currently stacked on existing leach pads from approximately 76% to 60%) of costs applicable to sales from the sale of copper. The average cost per pound of copper sold during 2010 was $2.92 per pound. The average cost per pound of copper sold excluding abnormal production costs and the one-time charge related to the change in the metallurgical recovery estimate was $1.17 per pound. The increase in average cost per pound relative to that in the prior year is primarily due to an increase in the cost of mining and crushing throughout the first half of 2010. The increase in abnormal production costs is primarily related to the temporary suspension of mining and crushing of new ore in July 2010 and the resulting furlough of approximately 50 percent of the workforce at the Johnson Camp Mine. The change in the metallurgical recovery estimate resulted in a decrease of approximately 7.26 million pounds of estimated recoverable copper in the existing leach pads.

During 2009, Nord’s costs applicable to sales were $14.5 million (including $5.9 million in abnormal production costs due to the underutilization of plant capacity) from the sale of copper. Direct costs incurred in the development and testing phase of the Johnson Camp Mine in the amount of $1.7 million (net of pre-commercial revenue of $0.7 million) were capitalized and are being amortized using the units of production method over the estimated copper reserve base of the Johnson Camp mine. The average cost per pound of copper sold during 2009 was $1.79 per pound. The average cost per pound of copper sold excluding abnormal production costs during 2009 was $1.06.

Gross margin (before depreciation, depletion, and amortization, the reclassification of derivatives from sales to other expenses ($7.3 million), and the one-time, non-cash charge to cost of copper sold of $8.6 million due to the change in estimate in the metallurgical recovery rate from approximately 76% to 60%) in 2010 was $3.3 million or 11.6 percent of sales, primarily resulting from an increase of $1.5 million in abnormal costs and; partially offset by an increase of 990,270 in the number of copper pounds sold and an increase of $0.69 in the realized sales price per pound of copper sold, both of which were partially offset by an increase of $0.11 in the normalized production per pound cost of copper sold. The gross margin for 2009 was $5.4 million or 27.1 percent of sales.

General and administrative (G&A) expenses decreased to $2.2 million during 2010, compared with $2.8 million in 2009. The decreases reflect reduced total compensation expenses primarily due to a reversal of previously accrued performance incentive bonus accruals. Other factors for the improvement in 2010 G&A expenses versus 2009 include a decrease in the cost of contract labor, lower professional fees, and reduced travel expenses.

Depreciation, depletion, and amortization expenses increased to $1.7 million in 2010 from $1.4 million in 2009. The increase was primarily due to the increase in tons mined and copper produced compared to 2009 when the company was in the ramp-up phase of mining new ore.

Reflecting the change in accounting for derivatives and other factors discussed, Nord recorded a net loss for the 2010 period of ($21.2) million ($0.19 loss per basic and diluted share based on a weighted average number of basic and diluted shares outstanding of 112,149,570), compared with net income for the 2009 period of $0.4 million ($0.01 per basic and diluted share based on a weighted average number of basic shares outstanding of 76,415,799 and of diluted shares of 78,370,270).

Liquidity and Cash Flow

The company is continuing to investigate alternatives to improve its liquidity. While we believe that we have made significant progress in obtaining additional financing, there can be no assurances that the company’s efforts will be successful in this regard. In June 2010, as previously announced, Nord engaged FTI Consulting to provide the company with financial advisory and consulting services. The company is continuing to work with FTI and on its own to effect a restructuring of its capital and to raise additional funds.

At the end of 2010, the company had cash reserves of $1.1 million (excluding $0.7 million in restricted marketable securities being held in conjunction with two letters of credit) and a working capital deficiency of ($39.9) million (including $14.3 million in the current portion of senior long-term debt, $7.7 million in copper derivatives settlement payable, $8.7 million in current maturities of derivative contracts, and $8.9 million in senior long-term debt accelerated due to default). At the 2009 year-end, cash reserves were $1.3 million and the working capital deficiency amounted to ($7.7) million (including $7.2 million in the current portion of long-term debt and capital lease obligations and $8.0 million in current maturities of derivative contracts).

Cash flows from operating activities during 2010 were $2.7 million, reflecting the net loss incurred of ($21.2) million; depreciation, depletion, and amortization of $1.7 million; the $13.7 million unrealized loss resulting from the de-designation of cash flow hedge accounting for derivatives; ($5.0) million in unrealized gains on derivatives classified as trading securities; as well as a $.6 million decrease in the amount of copper that remains in inventory. Additionally, the company recorded a $4.1 million increase in accounts payable, a $7.0 million increase in amounts owed from the settlement of copper derivative contracts, and $1.6 million from an increase in accrued interest. In 2009, cash flows from operating activities were ($5.5) million, including net income of $.4 million; depreciation, depletion and amortization of $1.4 million; an increase in inventory of ($13.9) million; a $5.8 million increase in accounts payable as a result of the reactivation of the Johnson Camp Mine; and a $2.0 million increase in accrued interest and other accrued expenses and liabilities.

Cash flows from investing activities during 2010 were ($1.1) million due to the investment of additional equipment used in the production of copper at the Johnson Camp Mine. Cash flows from investing activities during 2009 were ($10.2) million primarily due to $12.7 million in construction costs related to the reactivation of the Johnson Camp Mine. This amount was offset in part by the decrease in restricted cash and marketable securities in the amount of $1.5 million and the proceeds from the sale of cash flow hedges in the amount of $0.9 million.

Cash flows from financing activities during 2010 were ($1.8) million compared with $12.6 million for 2009. In July 2010, the company reached an agreement with its largest unsecured trade creditor to convert approximately $8.2 million of payables to a two-year unsecured note bearing interest on the outstanding principal at the rate of 6% per annum. During 2010, Nord made principal payments of ($1.7) million on the note. Under the agreement, the creditor, mining contractor Fisher Sand & Gravel Company, will receive weekly payments on the note with the amounts based on a formula related to the weekly level of copper sales made by Nord. During 2009, Nord completed an unregistered, brokered private placement of 40 million units for total proceeds of $11.2 million (net of $0.8 million in fees). In addition, Nord sold a 2.5% royalty interest in the Johnson Camp Mine in exchange for $5.0 million.

Outlook

“We are continuing to target a production rate of 25 million pounds of copper per year,” said Mr. Morrison, “however, it is clear that we cannot achieve this until we have completed and put into full operation our planned new leaching pad. This pad, which will be about double the size of two of our existing three pads, can be operating approximately 120-150 days after we have obtained the financing needed to build it, assuming that the permitting that we applied for last fall also is in place by that time. We estimate that Nord will incur approximately $18 million in capital costs for the development and construction of the new leach pad.

“In the interim, we have developed an alternative plan that is under active consideration, which would enable us to move more quickly back into mining new ore to increase our copper production and operating cash flow in the short term. This plan would require additional capital of approximately $6 million to place a liner on our existing three pads, enabling us to productively leach new ore there. This approach does not require any additional permits. We would then apply a majority of the increased cash flow to financing the construction of the new pad. If we decide to go with this alternate plan, we can be leaching new ore in about 60 days from when we proceed,” said Mr. Morrison.

“Following the suspension of our mining operations, we have been carrying out further evaluation of the geologic resource block model and other operating parameters. This evaluation includes analysis of drill-hole data, column leach testing, metallurgical testing, and additional drilling to enhance our understanding of the property’s mineralogy and ore characteristics.”

“In the fall, we completed a six drill-hole exploration program. The drilling tested the continuation of the geology between the Burro and the Copper Chief pits. The results confirmed that the geology in the area between the pits is similar to the geology within the pits. Therefore, we believe that, with additional drilling and metallurgical testing, we can expect to add to the current reserve estimates for the Johnson Camp Mine, assuming that metals prices remain at current levels,” Mr. Morrison reported.

“Also, in August 2010, we authorized an independent contractor to supervise all phases of column leach tests at the Johnson Camp Mine site. We collected bulk ore samples from the Burro and Copper Chief pits. One sample of each of the four major rock formations was taken from each of the two pits. The data collected suggests that the current assay method for determining acid-soluble copper significantly underestimated the percentage of the copper which is actually soluble under the operating conditions at the Johnson Camp mine. We have decided not to make adjustments at this time to the existing mine but will monitor results and make appropriate adjustments when we restart the mining of new ore.”

“On February 23, 2011, without prior notice, our common stock was de-listed from the OTC Bulletin Board, and it now trades exclusively on the OTC Pink Sheets Market. According to the notice published on the OTCBB website, our common stock is no longer eligible for quotation on the OTCBB due to quoting inactivity under SEC Rule 15c2-11. We understand that our common stock will remain ineligible for quotation on the OTCBB until a market maker takes steps forward to resume quotations in the stock on the OTCBB. We are investigating this issue,” Mr. Morrison said.

About Nord Resources

Nord Resources Corporation is producing copper at the Johnson Camp Mine, the company’s primary assets, which is located approximately 65 miles east of Tucson, Arizona. For further information, please visit our website at www.nordresources.com.

Forward-Looking Statements

All statements in this release, other than those of historical facts, may be considered to be “forward-looking”, including our expectations with respect to the timelines would apply to the construction of a new leaching pad or the installation of a new liner over our existing leaching pads if we proceed with those initiatives, and our belief that, with additional drilling and metallurgical testing, we can expect to add to the current reserve estimates for the Johnson Camp Mine, assuming that metals prices remain at current levels.

Nord’s continuation as a going concern depends on its ability to refinance the obligations under the Credit Agreement with Nedbank and the Copper Hedge Agreement with Nedbank Capital, its ability to produce copper to sell at a level where Nord becomes profitable and generates cash flow from operations, and its ability to achieve its operating plan. If management cannot achieve its operating plan because of sales shortfalls, a reduction in copper prices, or other unfavorable events, the company may find it necessary to dispose of assets, or undertake other actions as may be appropriate.

Factors that could cause actual results to differ materially from those in forward-looking statements include, but are not limited to, Nord's ability to refinance the company, the market price of copper, general economic, market, and business conditions, ability to reach full production rates, statements or information with respect to known or unknown risks, uncertainties, and other factors that may cause the actual results, performance or achievements of the company, or industry results, to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements or information. Investors are cautioned that any such statements are not guarantees of future performance and that actual results or developments may differ materially from those projected in the forward-looking statements. In addition, Nord's business and operations are subject to the risks set forth in Nord's most recent Form 10-K, Form 10-Q, and other SEC filings which are available through EDGAR at www.sec.gov, and in Nord's prospectus and other filings with the British Columbia and Ontario Securities Commissions, which are available through SEDAR at www.sedar.com. Nord assumes no obligation to update the forward-looking statements except as may be required by law.

For further information:
Wayne Morrison
Chief Executive Officer and Chief Financial Officer
Nord Resources Corporation
(520) 292-0266
www.nordresources.com

Investor and Media Relations
Richard Wertheim
Wertheim + Company Inc.
(416) 594-1600 ext.223
or
(416) 518-8479 (cell)
or by email at wertheim@wertheim.ca

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS

	At December 31,
	2010	2009
ASSETS

Current Assets:
Cash and cash equivalents	$1,120,023	$1,298,138
Accounts receivable	442,403	781,393
Inventories	4,685,599	15,685,103
Prepaid expenses and other assets	146,534	71,778

Total Current Assets	6,394,559	17,836,412

Property and Equipment, at cost:
Property and equipment	51,096,100	47,227,963
Less accumulated depreciation, depletion, and amortization	(5,639,197)	(4,358,804)

	45,456,903	42,869,159

Other Assets:
Deposits	123,093	–
Restricted cash and marketable securities	686,476	686,476
Debt issuance costs, net of accumulated amortization	714,653	813,483
Stockpiles and ore on leach pads	10,228,475	–

Total Other Assets	11,752,697	1,499,959

Total Assets	$63,604,159	$62,205,530

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONSOLIDATED BALANCE SHEETS
(Continued)

	At December 31,
	2010	2009
LIABILITIES AND STOCKHOLDERS’ EQUITY

Current Liabilities:
Accounts payable	$3,915,011	$7,952,694
Accrued expenses	894,389	1,228,648
Accrued interest	1,762,709	185,802
Copper derivatives settlement payable	7,660,508	672,072
Current maturities of senior long–term debt	14,320,788	7,160,394
Current maturities of derivative contracts	8,677,926	7,967,695
Senior long-term debt accelerated due to default	8,937,038	–
Other current liabilities	155,856	321,925

Total Current Liabilities	46,324,225	25,489,230

Long–Term Liabilities:
Derivative contracts, less current maturities	–	5,101,263
Senior long–term debt, less current maturities	–	16,097,432
Long-term debt	6,495,428	–
Deferred revenue, less current portion	4,690,940	4,544,567
Accrued reclamation costs	3,932,966	157,580
Other long-term liabilities	33,505	912,074

Total Long–Term Liabilities	15,152,839	26,812,916

Total Liabilities	61,477,064	52,302,146

Commitments and contingencies

Stockholders’ Equity:
Common stock: $.01 par value, 200,000,000 shares authorized, 111,814,852 and 110,435,586 shares issued and outstanding as of December 31, 2010 and December 31, 2009, respectively	1,118,149	1,104,356
Additional paid–in–capital	121,835,134	121,488,765
Accumulated deficit	(120,826,188)	(99,620,778)
Accumulated other comprehensive loss	–	(13,068,959)

Total Stockholders’ Equity	2,127,095	9,903,384

Total Liabilities and Stockholders’ Equity	$63,604,159	$62,205,530

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF OPERATIONS

	Years Ended December 31,
	2010	2009
Net sales	$28,647,819	$19,909,753

Costs applicable to sales (exclusive of depreciation, depletion and amortization shown separately below)	17,977,538	14,506,182
Costs applicable to sales – change in estimated recovery rate	8,551,783	–
Operating expenses (includes stock based compensation of $319,512 and $369,108, respectively)	2,231,434	2,830,264
Depreciation, depletion and amortization	1,709,473	1,431,040

Income (loss) from operations	(1,822,409)	1,142,267

Other income (expense):
Interest expense	(3,271,690)	(2,142,005)
Unrealized loss on de-designation of cash flow hedges	(13,712,395)	–
Unrealized gain on derivatives classified as trading securities	5,034,468	–
Realized gain (loss) on derivatives classified as trading securities	(7,346,671)	1,366,908
Miscellaneous income (expense)	(86,713)	25,268

Total other income (expense)	(19,383,001)	(749,829)

Income (loss) before income taxes	(21,205,410)	392,438

Provision for income taxes	–	–

Net income (loss)	$(21,205,410)	$392,438

Net income (loss) per basic and diluted share of common stock:

Weighted average number of basic common shares outstanding	112,149,570	76,415,799

Basic earnings (loss) per share of common stock	$(0.19)	$0.01

Weighted average number of diluted common shares outstanding	112,149,570	78,370,270

Diluted earnings (loss) per share of common stock	$(0.19)	$0.01

NORD RESOURCES CORPORATION AND SUBSIDIARY
CONSOLIDATED STATEMENTS OF CASH FLOWS
FOR THE YEARS ENDED DECEMBER 31, 2010 AND 2009

	2010	2009
Cash Flows From Operating Activities:
Net income (loss)	$(21,205,410)	$392,438
Adjustments to reconcile net income (loss) to net cash provided (used) by operating activities:
Depreciation, depletion and amortization	1,709,473	1,431,040
Accretion expense on accrued reclamation costs	9,086	13,324
Amortization of debt issuance costs	290,163	244,695
Issuance of deferred stock units for services rendered	117,500	130,000
Issuance of stock options for services rendered	134,422	239,108
Issuance of common stock for services rendered	67,590	–
Unrealized loss on de-designation of cash flow hedges	13,712,395	–
Unrealized gain on derivatives classified as trading securities	(5,034,468)	–
Gain on sale of cash flow hedges – ineffective portion	–	(1,366,908)
Loss on settlement of cash flow hedges – effective portion	–	643,287
Payments on settlement of effective cash flow hedges	–	(886,625)
Changes in assets and liabilities:
Accounts receivable	338,990	(460,900)
Inventories, stockpiles and ore on leach pads	580,303	(13,912,676)
Prepaid expenses and other assets	(74,756)	289,123
Accounts payable	4,075,155	5,826,063
Deferred revenue	(119,696)	(99,316)
Accrued interest	1,576,907	1,028,417
Accrued expenses and other liabilities	(345,993)	329,094
Copper derivatives settlement payable	6,988,436	672,072
Deposits	(123,093)	–

Net Cash Provided (Used) By Operating Activities	2,697,004	(5,487,764)

Cash Flows From Investing Activities:
Decrease in restricted cash and marketable securities	–	1,533,662
Capital expenditures	(1,103,021)	(12,653,359)
Proceeds from the sale of ineffective cash flow hedges	–	872,517

Net Cash Used By Investing Activities	(1,103,021)	(10,247,180)

Cash Flows From Financing Activities:
Debt issuance costs	(191,333)	(80,929)
Principal payments on senior long-term debt	–	(3,580,196)
Principal payments on long-term debt	(1,704,572)	–
Proceeds from issuance of notes payable-related party	100,000	–
Proceeds from the sale of royalty interest	–	4,950,000
Proceeds from issuance of common stock and warrants	–	11,237,809
Principal payments on capital lease	(16,843)	(10,115)
Proceeds from exercise of stock options	40,650	51,268

Net Cash Provided (Used) By Financing Activities	(1,772,098)	12,567,837

Net Decrease in Cash and Cash Equivalents	(178,115)	(3,167,107)

Cash and Cash Equivalents at Beginning of Year	1,298,138	4,465,245

Cash and Cash Equivalents at End of Year	$1,120,023	$1,298,138

Supplemental Disclosure of Cash Flow Information:
Cash paid during the year for:
Interest	$1,071,634	$1,080,741
Income taxes	–	–